Exhibit 4.28

UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF COLUMBIA

UNITED STATES OF AMERICA,

Plaintiff,

v.	Civil Action No. 16-1483

ANHEUSER-BUSCH InBEV SA/NV, and

SABMILLER plc,

Defendants.

MODIFIED FINAL JUDGMENT

WHEREAS, Plaintiff, United States of America (“United States”) filed its Complaint on July 20, 2016, the United States and Defendants, by their respective attorneys, have consented to entry of this Final Judgment without trial or adjudication of any issue of fact or law, and without this Final Judgment constituting any evidence against or admission by any party regarding any issue of fact or law;

AND WHEREAS, Defendants agree to be bound by the provisions of the Final Judgment pending its approval by the Court;

AND WHEREAS, the essence of this Final Judgment is the prompt divestiture of certain rights and assets to assure that competition is not substantially lessened;

AND WHEREAS, this Final Judgment requires Defendant ABI to make certain divestitures for the purpose of remedying the loss of competition alleged in the Complaint;

AND WHEREAS, Plaintiff requires Defendants to agree to undertake certain actions and refrain from certain conduct for the purposes of remedying the loss of competition alleged in the Complaint;

AND WHEREAS, Defendants have represented to the United States that the divestitures required below can (after the Completion of the Transaction) and will be made, and that the actions and conduct restrictions can and will be undertaken, and that Defendants will later raise no claim of hardship or difficulty as grounds for asking the Court to modify any of the provisions contained below;

NOW THEREFORE, before any testimony is taken, without trial or adjudication of any issue of fact or law, and upon consent of the parties, it is ORDERED, ADJUDGED, AND DECREED:

I. JURISDICTION

This Court has jurisdiction over the subject matter of this action and each of the parties. The Complaint states a claim upon which relief may be granted against Defendants under Section 7 of the Clayton Act, as amended (15 U.S.C. § 18).

II. DEFINITIONS

As used in the Final Judgment:

A. “ABI” means Anheuser-Busch InBev SA/NV, its domestic and foreign parents,’ predecessors, divisions, subsidiaries, affiliates, partnerships, successors in interest (including any successor in interest to Anheuser-Busch InBev SA/NV following the Completion of the Transaction), and joint ventures; and all directors, officers, employees, agents, and representatives of the foregoing. The terms “parent,” “subsidiary,” “affiliate,” and “joint venture” refer to any person in which there is majority (greater than 50%) or total ownership or control between the company and any other person.

B. “ABI Divested Brand” means any Import Product divested or sold pursuant to commitments offered to the European Commission pursuant to its review of the Transaction.

C. “ABI-Owned Distributor” means any Distributor in which ABI owns more than 50% of the outstanding equity interests or more than 50% of the assets.

D. “Acquirer” means:

l.	Molson Coors; or

2.	an alternative purchaser of the Divestiture Assets selected pursuant to the procedures set forth in this Final Judgment.

E. “Beer” means any fermented alcoholic beverage that is (1) composed in part of water, a type of malted starch, yeast, and hops or other flavoring, and (2) has undergone the process of brewing. As used herein, the term “Beer” shall also include flavored malt beverages, root beers, and ciders.

F. “Closing” means consummation of the divestiture of the Divestiture Assets pursuant to the Final Judgment.

G. “Completion of the Transaction” means the completion of the Transaction in accordance with its terms.

H. “Confidential Information” means confidential commercial information of the Acquirer or MillerCoors that has been obtained from the Acquirer, MillerCoors or SABMiller in connection with, or as a result of, (1) SABMiller’s equity and ownership stake in the Divestiture Assets prior to the divestiture of the Divestiture Assets, (2) the divestiture of the Divestiture Assets, or (3) the entry into and performance under the Interim Supply Agreements, the License Agreements, or the Transition Services Agreements, including quantities, units, and prices of items ordered or purchased from Defendant ABI by the Acquirer, and any other competitively sensitive information regarding Defendant ABI’s or the Acquirer’s performance under the Interim Supply Agreements, the License Agreements, or the Transition Services Agreements.

I. “Covered Entity” means any Beer brewer, importer, distributor, or brand owner (other than ABI) that derives more than $7.5 million in annual gross revenue from Beer sold for further resale in the Territory, or from license fees generated by such Beer sales.

J. “Covered Interest” means ownership or control of any Beer brewing assets of, or any Beer brand assets of, or any Beer distribution assets of, or any interest in (including any financial, security, loan, equity, intellectual property, or management interest), a Covered Entity; except that a Covered Interest shall not include (i) a Beer brewery or Beer brand located outside the Territory that does not generate at least $7.5 million in annual gross revenue from Beer sold for resale in the Territory; (ii) a license to distribute a non-ABI Beer brand where said distribution license does not generate at least $3 million in annual gross revenue in the Territory; or (iii) a Beer distributor which does not generate at least $3 million in annual gross revenue in the Territory.

K. “Defendants” means ABI and SABMiller, and any successor or assignee to all or substantially all of the business or assets of ABI or SABMiller, involved in the brewing, development, production, servicing, distribution, marketing, or sale of Beer.

L. “Distributor” means a wholesaler in the Territory who acts as an intermediary between a brewer or importer of Beer and a retailer of Beer.

M. “Divestiture Assets” means:

1.	SABMiller’s equity and ownership stake in MillerCoors;

2.	All intellectual property of SABMiller (other than MillerCoors) that is primarily related to any Miller-Branded Product, both inside and outside the Territory, including, but not limited to: (i) patents (including all reissues, divisions, continuations, continuations-in-part, reexaminations, supplemental examinations, foreign counterparts, substitutions and extensions thereof) and patent applications; (ii) copyrights and all applications, registrations, and renewals therefor; (iii) trademarks, trade names, service marks, service names, trade dress, and other indicia of origin and all applications, registrations, and renewals therefor; (iv) technical information, know-how, trade secrets, and other proprietary and confidential information, including such information relating to inventions, technology, product formulations, recipes, production processes, customer lists, and marketing databases; and (v) domain names, social media accounts, and identifiers and registrations therefor;

3.

All contracts, commitments, agreements, subcontracts, leases, subleases, licenses, sublicenses, purchase orders, or other legally binding promises or obligations, whether written or oral, to which SABMiller (other than MillerCoors) is a party and that are primarily related to the manufacture, distribution, marketing, and sale of Miller-Branded Products outside of the Territory, in each case other than any real estate leases or employment or independent contractor agreements;

4.	All raw material inventory exclusively related to the manufacture, distribution, marketing, and sale of Miller-Branded Products outside of the Territory;

5.	All royalty or equivalent rights of SABMiller in respect of oil and gas deposits at the brewery operated by MillerCoors located at Fort Worth, Texas;

6.	All research and development activities primarily related to the manufacture, distribution, marketing, and sale of Miller-Branded Products outside of the Territory;

7.

All licenses, permits, and authorizations issued by any governmental organization primarily related to the manufacture, distribution, marketing, and sale of Miller-Branded Products outside of the Territory, to the extent such licenses, permits, and authorizations are capable of assignment or transfer by SABMiller;

8.	All customer lists, contracts, accounts, and credit records primarily related to the manufacture, distribution, marketing, and sale of Miller-Branded Products outside of the Territory;

9.	All repair, performance, and other records primarily related to the manufacture, distribution, marketing, and sale of Miller-Branded Products outside of the Territory;

10.

All intangible assets including computer software and related documentation, safety procedures for the handling of materials and substances, design tools and simulation capability, and research data concerning historic and current research and development efforts, including, but not limited to, designs of experiments, and the results of successful and unsuccessful designs and experiments, primarily related to the manufacture, distribution, marketing, and sale of Miller-Branded Products outside of the Territory;

11.

All drawings blueprints, designs, design protocols, specifications for materials, specifications for parts and devices, research data concerning historic and current research and development, quality assurance and control procedures, manuals and technical information Defendants provide to their own employees, customers, suppliers, agents or licensees, and all research data concerning historic and current research and development efforts, including, but not limited to, designs of experiments, and the results of successful and unsuccessful designs and experiments, primarily related to the manufacture, distribution, marketing, and sale of Miller-Branded Products outside of the Territory;

12.

All other assets primarily related to the manufacture, distribution, marketing, and sale of Miller-Branded Products outside of the Territory, including finished goods and work-in-progress, point-of-sale and advertising materials; and

13.

Perpetual, fully paid-up, royalty-free licenses, entered into only with the approval of the United States in its sole discretion, to any intellectual property and any other intangible assets required to permit the Acquirer to manufacture, import, distribute, market, or sell the Import Products and the Licensed Products in the Territory.

With respect to clauses (2) through (13) above, Divestiture Assets excludes (A) cash and cash equivalents, (B) any accounts receivable, (C) subject to the provisions of Section IV.E, any employees or other personnel or benefit obligations with respect thereto, (D) any capital stock or other equity securities, (E) any real property or interests therein (other than certain royalty and equivalent rights in respect of oil and gas deposits referenced in clause (5)), (F) any property, plant or equipment (or any portion thereof), and (G) any of the items enumerated in clauses (2) through (13) above that are owned or controlled by any third party and are therefore not capable of assignment or transfer by Defendant ABI or Defendant SABMiller.

N. “Hold Separate Stipulation and Order” means the Hold Separate Stipulation and Order filed by the parties simultaneously herewith, which imposes certain duties on the Defendants with respect to the operation of the Divestiture Assets pending the proposed divestitures.

O. “Import Products” means Beer and any other beverages, excluding Miller- Branded Products and Licensed Products, imported, distributed, marketed, or sold in the Territory, under any of the brands or sub-brands set forth on Attachment B hereto and any other sub-brands of such brands.

P. “Independent Distributor” means any Distributor that is not an ABI-Owned Distributor and that has an exclusive contractual right to sell Budweiser or Bud Light branded Beer.

Q. “Interim Supply Agreements” means supply agreements covering any Miller- Branded Products or Import Products.

R. “License Agreement” means any agreement to license intellectual property pursuant to Section II.M.13 of this Final Judgment.

S. “Licensed Products” means Beer and any other beverages manufactured, distributed, marketed or sold in the Territory under the Foster’s or Redd’s brands or any sub-brands of such brands.

T. “MillerCoors” means MillerCoors LLC, its divisions, subsidiaries, affiliates, partnerships and joint ventures, and all directors, officers, employees, agents, and representatives of the foregoing. The terms “subsidiary,” “affiliate,” and “joint venture” refer to any person in which there is majority (greater than 50%) or total ownership or control between the company and any other person. As used herein, the term “MillerCoors” shall not include SABMiller or Molson Coors.

U. “Miller-Branded Products” means Beer and any other beverages manufactured, distributed, marketed and sold, anywhere in the world, under any of the brands or sub-brands set forth on Attachment A hereto and any other sub-brands of such brands.

V. “Molson Coors” means Molson Coors Brewing Company, its domestic and foreign parents, predecessors, divisions, subsidiaries, affiliates, partnerships and joint ventures, and all directors, officers, employees, agents, and representatives of the foregoing. The terms “parent,” “subsidiary,” “affiliate,” and “joint venture” refer to any person in which there is majority (greater than 50%) or total ownership or control between the company and any other person. As used herein, the term “Molson Coors” shall not include MillerCoors unless and until Molson Coors acquires the Divestiture Assets pursuant to Section IV or Section VI of this Final Judgment.

W. “SABMiller” means SABMiller plc, its domestic and foreign parents, predecessors, divisions, subsidiaries, affiliates, partnerships and joint ventures, and all directors, officers, employees, agents, and representatives of the foregoing. The terms “parent,” “subsidiary,” “affiliate,” and “joint venture” refer to any person in which there is majority (greater than 50%) or total ownership or control between the company and any other person. As used herein in connection with any obligation of SABMiller under this Order with respect to control of MillerCoors, the term SABMiller means SABMiller’s non-controlling 58% equity interest and 50% voting rights in MillerCoors, which are subject to the MillerCoors LLC Amended and Restated Operating Agreement, until the Completion of the Transaction pursuant to Section IV or Section VI of this Final Judgment.

X. ‘”Territory” means the fifty states of the United States of America, the District of Columbia, Puerto Rico, and all United States military bases located in the fifty states of the United States of America, the District of Columbia, and Puerto Rico.

Y. “Third-Party Brewer” means any person (other than Defendants or the Acquirer, including any subsidiaries or joint ventures of the Acquirer), that manufactures, has a third party manufacture, or imports Beer for sale in the Territory.

Z. “Transaction” means ABI’s proposed acquisition of all of the shares of SABMiller pursuant to the Co-Operation Agreement between Anheuser-Busch Inbev SA/NV and SABMiller plc, the joint announcement by Anheuser-Busch Inbev SA/NV and SABMiller plc in relation to the Transaction pursuant to Rule 2.7 of the UK City Code on Takeovers and Mergers and the letter agreement related to the Co-Operation Agreement between Anheuser-Busch Inbev SA/NV and SABMiller plc, each of which is dated November 11, 2015.

III. APPLICABILITY

A. This Final Judgment applies to Defendants, as defined above, and all other persons in active concert or participation with any of them who receive actual notice of this Final Judgment by personal service or otherwise.

B. If, prior to complying with Sections IV and VI of this Final Judgment, Defendants sell or otherwise dispose of all or substantially all of their assets or of lesser business units that include the Divestiture Assets, they shall require the purchaser to be bound by the provisions of this Final Judgment unless such sale or disposition is pursuant to commitments offered to the European Commission pursuant to its review of the Transaction.

IV. DIVESTITURE

A. Defendant ABI is ordered and directed, within ninety (90) calendar days after the filing of the Hold Separate Stipulation and Order, to divest the Divestiture Assets, if the Completion of the Transaction has occurred, in a manner consistent with this Final Judgment to Molson Coors. The United States, in its sole discretion, may agree to one or more extensions of this time period not to exceed sixty (60) calendar days in total, and shall notify the Court in such circumstances. Defendant ABI agrees to use its best efforts to divest the Divestiture Assets as expeditiously as possible. Defendant ABI shall perform all duties and provide any and all services required of Defendant ABI pursuant to the agreements with the Acquirer to effect the divestiture of the Divestiture Assets (including the License Agreements, Transition Services Agreements, and Interim Supply Agreements).

B. In the event Molson Coors is not the Acquirer of the Divestiture Assets, Defendant ABI or any Monitoring Trustee appointed pursuant to Section VIII of this Final Judgment shall promptly notify the United States of that fact in writing. In such circumstances, within sixty (60) calendar days after the United States receives such notice, Defendant ABI shall divest the Divestiture Assets in a manner consistent with this Final Judgment to an alternative Acquirer(s) acceptable to the United States, in its sole discretion. The United States, in its sole discretion, may agree to one or more extensions of this time period not to exceed sixty (60) calendar days in total, and shall notify the Court in such circumstances.

C. In the event that Molson Coors is not the Acquirer of the Divestiture Assets, Defendant ABI promptly shall make known, by usual and customary means, the availability of the Divestiture Assets. Defendant ABI shall inform any person inquiring about a possible purchase of the Divestiture Assets that they are being divested pursuant to this Final Judgment and provide that person with a copy of this Final Judgment.

D. Defendants shall offer to furnish to all prospective Acquirers, subject to customary confidentiality assurances, all information and documents relating to the Divestiture Assets customarily provided in a due diligence process except such information or documents subject to the attorney-client privilege or work-product doctrine. Defendants shall make available such information to the United States at the same time that such information is made available to any other person.

E. For a period beginning on the date of the filing of the Hold Separate Stipulation and Order and continuing for not less than one (l) year from the date of the divestiture required by Section IV or VI of this Final Judgment, to the extent consistent with applicable law, Defendants shall provide the Acquirer and the United States information relating to the personnel who spend the majority of their time on or are otherwise material to the operation of the Divestiture Assets, including Defendant SABMiller employees who spend the majority of their time on or are otherwise material to the production, manufacture, importation, distribution, marketing, or sale of Miller-Branded Products outside the Territory, to enable the Acquirer to make offers of employment. Beginning as of the date of the filing of the Hold Separate Stipulation and Order, Defendants will not interfere with any negotiations by the Acquirer to retain, employ, or contract with any employee of MillerCoors or any Defendant SABMiller employee whose primary responsibility is the production, manufacture, importation, distribution, marketing, or sale of Miller-Branded Products.

F. In the event that Molson Coors is not the Acquirer of the Divested Assets, Defendants shall permit prospective Acquirers of the Divestiture Assets to have reasonable access to personnel and to make inspections of the physical facilities of MillerCoors; access to any and all environmental, zoning, and other permit documents and information; and access to any and all financial, operational, or other documents and information customarily provided as part of a due diligence process.

G. Defendant ABI shall warrant to the Acquirer that the Divestiture Assets will be operational on the date of sale to the extent such assets were operational on the date the Complaint was filed.

H. Defendants shall not take any action that will impede in any way the permitting, operation, or divestiture of the Divestiture Assets.

I. On or before the date of the divestiture pursuant to Section IV or Section VI of this Final Judgment, Defendant ABI shall enter into one or more transitional services agreements (collectively, the “Transition Services Agreements”) with the Acquirer for a period of up to one (1) year from the date of the divestiture required by Section IV or Section VI of this Final Judgment to provide such services with respect to the business of developing, producing, servicing, importing, distributing, marketing, and selling Miller-Branded Products outside the Territory (the “Miller International Business”) that are reasonably necessary to allow the Acquirer to operate the Miller International Business in a manner substantially consistent with the operation of such business prior to date of the divestiture of the Divestiture Assets. Defendant ABI shall perform all duties and provide any and all services required of Defendant

ABI under the Transition Services Agreements. The Transition Services Agreements, and any amendments or modifications thereto, may be entered into only with the approval of the United States in its sole discretion. Nothing in the foregoing shall apply to any agreements regarding any ABI Divested Brands.

J. On or before the date of the divestiture pursuant to Section IV or Section VI of this Final Judgment, Defendant ABI shall enter into Interim Supply Agreements with the Acquirer for a period of up to three (3) years from the date of the divestiture required by Section IV or Section VI of this Final Judgment. Defendant ABI shall perform all duties and provide any and all services required of Defendant ABI under the Interim Supply Agreements. The Interim Supply Agreements, and any amendments, modifications, or extensions of the Interim Supply Agreements, may be entered into only with the approval of the United States in its sole discretion.

K. If the Acquirer seeks an extension of any of the Interim Supply Agreements covering Import Products, or if Defendant ABI and the Acquirer mutually agree to an extension of any of the Interim Supply Agreements covering Miller-Branded Products, the Acquirer shall so notify the United States in writing at least four (4) months prior to the date the Interim Supply Agreement(s) expires. The total term of the Interim Supply Agreements and any extension(s) so approved shall not exceed five (5) years. Nothing in the foregoing shall apply to any agreements regarding any ABI Divested Brands.

L. Unless the United States otherwise consents in writing, the divestiture pursuant to Section IV or Section VI shall include the entire Divestiture Assets, and shall be accomplished in such a way as to satisfy the United States, in its sole discretion, that the Divestiture Assets can and will be used by the Acquirer as part of a viable, ongoing business, engaged in brewing, developing, producing, distributing, marketing, and selling Beer. The divestiture shall be:

1.

made to an Acquirer that, in the United States’ sole judgment, has the intent and capability (including the necessary managerial, operational, technical and financial capability) to compete in the business of brewing, developing, producing, and selling Beer;

2.

accomplished so as to satisfy the United States, in its sole discretion, that none of the terms of the agreement between an Acquirer and Defendant ABI gives Defendants the ability unreasonably to raise the Acquirer’s costs, to lower the Acquirer’s efficiency, or otherwise to interfere in the ability of the Acquirer to compete effectively; and

3.	made to an Acquirer who agrees to comply with the provisions of Section V.A of this Final Judgment, in a manner satisfactory to the United States, in its sole discretion.

M. Defendant ABI shall, as soon as possible, but within two (2) business days after completion of the relevant event, notify the United States of: (1) the effective date of the completion of the Transaction; and (2) the effective date of the divestiture of the Divestiture Assets to the Acquirer.

V. SUPPLEMENTAL RELIEF

A. Defendants agree, and Defendant ABI shall require any Acquirer to agree, that they will not cite the Transaction or the divestiture required by Section IV or VI of this Final Judgment as a basis for modifying, renegotiating, or terminating any contract with any Distributor.

B. Defendant ABI shall not acquire any equity interests in, or any ownership or control of the assets of, a Distributor if (i) such acquisition would transform said Distributor into an ABI-Owned Distributor, and (ii) as measured on the day of entering into an agreement for such acquisition more than ten percent (10%), by volume, of Defendant ABI’s Beer sold in the Territory would be sold through ABI-Owned Distributors after such acquisition. Percentages of volume will be calculated using a twelve month trailing average as used in Defendant ABI’s ordinary course, described in Attachment C.

C. If Defendants and the Acquirer enter into any new agreement(s) with each other with respect to the brewing, packaging, production, marketing, importing, distribution, or sale of Beer in the Territory, Defendants shall notify the United States of the new agreement(s) at least sixty (60) calendar days in advance of such agreement(s) becoming effective and such agreement(s) may only be entered into with the approval of the United States in its sole discretion.

D. Defendant ABI shall not unilaterally, or pursuant to the terms of any contract or agreement, provide any reward or penalty to, or in any other way condition its relationship with, an Independent Distributor or any employees or agents of that Independent Distributor based upon the amount of sales the Independent Distributor makes of a Third-Party Brewer’s Beer or the marketing, advertising, promotion, or retail placement of such Beer. Actions prohibited by this Sub-section include, but are not limited to:

1.	Conditioning the availability of Defendant ABI’s Beer on an Independent Distributor’s sales, marketing, advertising, promotion, or retail placement of a Third-Party Brewer’s Beer;

2.

Conditioning the prices, services, product support, rebates, discounts, buy backs, or other terms and conditions of sale of Defendant ABI’s Beer that are offered to an Independent Distributor based on an Independent Distributor’s sales, marketing, advertising, promotion, or retail placement of a Third-Party Brewer’s Beer;

3.

Conditioning any agreement or program with an Independent Distributor on the fact that an Independent Distributor sells a Third-Party Brewer’s Beer outside of the geographic area in which the Independent Distributor sells Defendant ABI’s Beer;

4.

Requiring an Independent Distributor to offer any incentive for selling Defendant ABI’s Beer in connection with or in response to any incentive that the Independent Distributor offers for selling a Third-Party Brewer’s Beer; and

5.

Preventing an Independent Distributor from using best efforts to sell, market, advertise, or promote any Third-Party Brewer’s Beer, which may be defined as efforts designed to achieve and maintain the highest practicable sales volume and retail placement of the Third Party Brewer’s Beer in a geographic area.

Notwithstanding the foregoing, nothing in this Final Judgment shall prohibit Defendant ABI from entering into or enforcing an agreement with any Independent Distributor requiring the Independent Distributor to use best efforts to sell, market, advertise, or promote Defendant ABI’s Beer, which may be defined as efforts designed to achieve and maintain the highest practicable sales volume and retail placement of Defendant ABI’s Beer in a geographic area. Defendant

ABI may condition incentives, programs, or contractual terms based on an Independent Distributor’s volume of sales of Defendant ABI’s Beer, the retail placement of Defendant ABI’s Beer, or on Defendant ABI’s percentage of Beer industry sales in a geographic area (such percentage not to be defined by reference to or derived from information obtained from Independent Distributors concerning their sales of any Third-Party Brewer’s Beer), provided, however, that any such incentives, programs, or contractual terms may not require or encourage an Independent Distributor to provide less than best efforts to the sale, marketing, advertising, retail placement, or promotion of any Third-Party Brewer’s Beer or to discontinue the distribution of a Third-Party Brewer’s Beer. Defendant ABI may require an Independent Distributor to allocate to Defendant ABI’s Beer a proportion of the Independent Distributor’s annual spending on Beer promotions and incentives not to exceed the proportion of revenues that Defendant ABI’s Beer constitutes in the Independent Distributor’s overall revenue for Beer sales in the preceding year.

E. Defendant ABI shall not disapprove an Independent Distributor’s selection of a general manager or successor general manager based on the Independent Distributor’s sales, marketing, advertising, promotion, or retail placement of a Third-Party Brewer’s Beer.

F. When exercising any right related to the transfer of control, ownership, or equity in any Distributor to any other Distributor, Defendant ABI shall not give weight to or base any decision to exercise such right upon either Distributor’ s business relationship with a Third-Party Brewer—including, but not limited to, such Distributor’s sales, marketing, advertising, promotion, or retail placement of a Third-Party Brewer’s Beer.

G. Defendant ABI shall not request or require an Independent Distributor to report to Defendant ABI, whether in aggregated or disaggregated form, the Independent Distributor’s revenues, profits, margins, costs, sales volumes, or other financial information associated with the purchase, sale, or distribution of a Third-Party Brewer’s Beer. Nothing in the foregoing sentence shall prohibit Defendant ABI from requesting the reporting of general financial information by an Independent Distributor to assess the overall financial condition and financial viability of such Independent Distributor, or the percentage of total Beer revenues received by the Independent Distributor in the prior year associated with the purchase, sale, or distribution of Defendant ABI’s Beer distributed by the Independent Distributor, provided that the requested information does not disclose or enable Defendant ABI to infer the disaggregated revenues, profits, margins, costs, or sales volumes associated with the Independent Distributor’s purchase, sale, or distribution of Third-Party Brewers’ Beer. Nothing herein shall prevent Defendant ABI from conducting ordinary course due diligence in connection with any potential acquisition of an Independent Distributor.

H. Defendant ABI shall not discriminate against, penalize, or otherwise retaliate against any Distributor because such Distributor raises, alleges, or otherwise brings to the attention of the United States or the Monitoring Trustee an actual, potential, or perceived violation of Section V of this Final Judgment.

I. Within ten (10) business days after entry of this Final Judgment, Defendant ABI shall provide the United States, for the United States to approve in its sole discretion, with a proposed form of written notification to be provided to any Independent Distributor that distributes Defendant ABI’s Beer in the Territory. Such notification shall (1) explain the practices prohibited by Section V of this Final Judgment, (2) describe the changes Defendant ABI is making to any programs, agreements, or any interpretations of agreements required to comply with Section V of this Final Judgment, and (3) inform the Independent Distributor of its right, without fear of retaliation, to bring to the attention of any Monitoring Trustee appointed pursuant to Section VIII of this Final Judgment or the United States any actions by Defendant ABI which the Independent Distributor believes may violate Section V of this Final Judgment. Within ten (10) business days after receiving the approval of the United States, Defendant ABI shall make reasonable efforts to furnish the approved notification described above, together with a paper or electronic copy of this Final Judgment, to any Independent Distributor that distributes Defendant ABI’s Beer in the Territory.

VI. APPOINTMENT OF TRUSTEE TO EFFECT DIVESTITURE

A. If following Completion of the Transaction Defendant ABI has not divested the Divestiture Assets within the time period specified in Section IV.A, Defendant ABI shall notify the United States of that fact in writing. Upon application of the United States, the Court shall appoint a Divestiture Trustee selected by the United States and approved by the Court to divest the Divestiture Assets in a manner consistent with this Final Judgment.

B. After the appointment of a Divestiture Trustee becomes effective, only the Divestiture Trustee shall have the right to sell the Divestiture Assets. The Divestiture Trustee shall have the power and authority to accomplish the divestiture to an Acquirer acceptable to the United States at such price and on such terms as are then obtainable upon reasonable effort by the Divestiture Trustee, subject to the provisions of Sections IV, VI, and VII of this Final Judgment, and shall have such other powers as this Court deems appropriate.

C. Subject to Section VI.E of this Final Judgment, the Divestiture Trustee may hire at the cost and expense of Defendant ABI any investment bankers, attorneys, or other agents, who shall be solely accountable to the Divestiture Trustee, reasonably necessary in the Divestiture Trustee’s judgment to assist in the divestiture. Any such investment bankers, attorneys, or other agents shall serve on such terms and conditions as the United States approves including confidentiality requirements and conflict of interest certifications.

D. Defendant ABI shall not object to a sale by the Divestiture Trustee on any ground other than the Divestiture Trustee’s malfeasance. Any such objection by Defendant ABI must be conveyed in writing to the United States and the Divestiture Trustee within ten (10) calendar days after the Divestiture Trustee has provided the notice required under Section VII.A.

E. The Divestiture Trustee shall serve at the cost and expense of Defendant ABI pursuant to a written agreement, on such terms and conditions as the United States approves including confidentiality requirements and conflict of interest certifications. The Divestiture Trustee shall account for all monies derived from the sale of the assets sold by the Divestiture Trustee and all costs and expenses so incurred. After approval by the Court of the Divestiture Trustee’s accounting, including fees for its services yet unpaid and those of any professionals and agents retained by the Divestiture Trustee, all remaining money shall be paid to Defendant ABI and the trust shall then be terminated. The compensation of the Divestiture Trustee and any professionals and agents retained by the Divestiture Trustee shall be reasonable in light of the value of the Divestiture Assets and based on a fee arrangement providing the Divestiture Trustee with an incentive based on the price and terms of the divestiture and the speed with which it is accomplished, but timeliness is paramount. If the Divestiture Trustee and Defendant ABI are unable to reach agreement on the Divestiture Trustee’s or any agents’ or consultants’ compensation or other terms and conditions of engagement within fourteen (14) calendar days of appointment of the Divestiture Trustee, the United States may, in its sole discretion, take appropriate action, including making a recommendation to the Court. The Divestiture Trustee shall, within three (3) business days of hiring any other professionals or agents, provide written notice of such hiring and the rate of compensation to Defendant ABI and the United States. Defendant ABI shall use its best efforts to assist the Divestiture Trustee in accomplishing the required divestiture. The Divestiture Trustee and any consultants, accountants, attorneys, and other persons retained by the Divestiture Trustee shall have full and complete access to the personnel, books, records, and facilities of the business to be divested, and Defendant ABI shall develop financial and other information relevant to such business as the Divestiture Trustee may reasonably request, subject to reasonable protection for trade secret or other confidential research, development, or commercial information. Defendant ABI shall take no action to interfere with or to impede the Divestiture Trustee’s accomplishment of the divestiture.

F. After its appointment, the Divestiture Trustee shall file monthly reports with the United States and the Court setting forth the Divestiture Trustee’s efforts to accomplish the divestiture ordered under this Final Judgment. To the extent such reports contain information that the Divestiture Trustee deems confidential, such reports shall not be filed in the public docket of the Court. Such reports shall include the name, address, and telephone number of each person who, during the preceding month, made an offer to acquire, expressed an interest in acquiring, entered into negotiations to acquire, or was contacted or made an inquiry about acquiring the Divestiture Assets, and shall describe in detail each contact with any such person. The Divestiture Trustee shall maintain full records of all efforts made to divest the Divestiture Assets.

G. If the Divestiture Trustee has not accomplished the divestiture ordered under this Final Judgment within six (6) months after its appointment, the Divestiture Trustee shall promptly file with the Court a report setting forth (1) the Divestiture Trustee’s efforts to accomplish the required divestiture, (2) the reasons, in the Divestiture Trustee’s judgment, why the required divestiture has not been accomplished, and (3) the Divestiture Trustee’s recommendations. To the extent such reports contain information that the Divestiture Trustee deems confidential, such reports shall not be filed in the public docket of the Court. The Divestiture Trustee shall at the same time furnish such report to Defendant ABI and to the United States, which shall have the right to make additional recommendations consistent with the purpose of the trust. The Court thereafter shall enter such orders as it shall deem appropriate to carry out the purpose of the Final Judgment, which may, if necessary, include extending the trust and the term of the Divestiture Trustee’s appointment by a period requested by the United States.

H. If the United States determines that the Divestiture Trustee has ceased to act or failed to act diligently or in a reasonably cost-effective manner, it may recommend the Court appoint a substitute Divestiture Trustee:

VII. NOTICE OF PROPOSED DIVESTITURE

A. Within two (2) business days following execution of a definitive divestiture agreement with an Acquirer other than Molson Coors, Defendant ABI or the Divestiture Trustee, whichever is then responsible for effecting the divestiture required herein, shall notify the United States of any proposed divestiture required by Section IV of this Final Judgment. If the Divestiture Trustee is responsible, it shall similarly notify Defendant ABI. The notice shall set forth the details of the proposed divestiture and list the name, address, and telephone number of each person who offered or expressed an interest in or desire to acquire any ownership interest in the Divestiture Assets or, in the case of the Divestiture Trustee, any update of the information required to be provided under Section VI.G above.

B. Within fifteen (15) calendar days of receipt by the United States of such notice, the United States may request from Defendant ABI, the proposed Acquirer, any other third party, or the Divestiture Trustee if applicable, additional information concerning the proposed divestiture, the proposed Acquirer, and any other potential Acquirer. Defendant ABI and the Divestiture Trustee shall furnish any additional information requested within fifteen (15) calendar days of the receipt of the request, unless the parties shall otherwise agree.

C. Within thirty (30) calendar days after receipt of the notice or within twenty (20) calendar days after the United States has been provided the additional information requested from Defendant ABI, the proposed Acquirer, any third party, and the Divestiture Trustee, whichever is later, the United States shall provide written notice to Defendant ABI and the Divestiture Trustee, stating whether or not it objects to the proposed divestiture. If the United States provides written notice that it does not object, the divestiture may be consummated, subject only to Defendant ABI’s limited right to object to the sale under Section VI.D of this Final Judgment. Absent written notice that the United States does not object to the proposed Acquirer or upon objection by the United States, a divestiture proposed under Section VI shall not be consummated. Upon objection by Defendant ABI under Section VI.D, a divestiture proposed under Section VI shall not be consummated unless approved by the Court.

VIII. MONITORING TRUSTEE

A. Upon the filing of this Final Judgment, the United States may, in its sole discretion, appoint a Monitoring Trustee, subject to approval by the Court.

B. The Monitoring Trustee shall have the power and authority to monitor Defendants’ compliance with the terms of this Final Judgment and the Hold Separate Stipulation and Order entered by this Court, and shall have such other powers as this Court deems appropriate. The Monitoring Trustee shall investigate and report on the Defendants’ compliance with their respective obligations under this Final Judgment and Defendants’ efforts to effectuate the purposes of this Final Judgment, including but not limited to, reviewing (a) complaints that Defendant ABI has violated Section V of this Final Judgment; (b) the implementation of the compliance plan required by Section XIII.B of this Final Judgment; and (c) any claimed breach of the Transition Services Agreements, License Agreements, Interim Supply Agreements, or other agreement between Defendant ABI and the Acquirer that may affect the accomplishment of the purposes of this Final Judgment. If the Monitoring Trustee determines that any violation of the Final Judgment or breach of any related agreement has occurred, the Monitoring Trustee shall recommend an appropriate remedy to the Antitrust Division of the United States Department of Justice (the “Antitrust Division”), which, in its sole discretion, can accept, modify, or reject a recommendation to pursue a remedy.

C. Subject to Section VIII.E of this Final Judgment, the Monitoring Trustee may hire at the cost and expense of Defendant ABI, any consultants, accountants, attorneys, or other persons, who shall be solely accountable to the Monitoring Trustee, reasonably necessary in the Monitoring Trustee’s judgment.

D. Defendants shall not object to actions taken by the Monitoring Trustee in fulfillment of the Monitoring Trustee’s responsibilities on any ground other than the Monitoring Trustee’s malfeasance. Any such objection by Defendants must be conveyed in writing to the United States and the Monitoring Trustee within ten (10) calendar days after the action taken by the Monitoring Trustee giving rise to Defendants’ objection.

E. The Monitoring Trustee shall serve at the cost and expense of Defendant ABI on such terms and conditions as the United States approves. The compensation of the Monitoring Trustee and any consultants, accountants, attorneys, and other persons retained by the Monitoring Trustee shall be on reasonable and customary terms commensurate with the individuals’ experience and responsibilities: The Monitoring Trustee shall, within three (3) business days of hiring any consultants, accountants, attorneys, or other persons, provide written notice of such hiring and the rate of compensation to Defendant ABI.

F. The Monitoring Trustee shall have no responsibility or obligation for the operation of Defendants’ businesses.

G. Defendants shall use their best efforts to assist the Monitoring Trustee in monitoring Defendants’ compliance with their respective obligations under this Final Judgment and under the Hold Separate Stipulation and Order. The Monitoring Trustee and any consultants, accountants, attorneys, and other persons retained by the Monitoring Trustee shall have full and complete access to the personnel, books, records, and facilities relating to compliance with this Final Judgment, subject to reasonable protection for trade secret or other confidential research, development, or commercial information or any applicable privileges, to the extent Defendants have the right to provide such access. Defendants shall take no action to interfere with or to impede the Monitoring Trustee’s accomplishment of its responsibilities.

H. After its appointment, the Monitoring Trustee shall file reports every ninety (90) days, or more frequently as needed, with the United States and, as appropriate, the Court setting forth the Defendants’ efforts to comply with their individual obligations under this Final Judgment and under the Hold Separate Stipulation and Order. To the extent such reports contain information that the Monitoring Trustee deems confidential, such reports shall not be filed in the public docket of the Court.

I. The Monitoring Trustee shall serve until the sale of all the Divestiture Assets is finalized pursuant to either Section IV or Section VI of this Final Judgment and the Transition Services Agreements and the Interim Supply Agreements have expired and all other relief has been completed as defined in Section V unless the United States, in its sole discretion, authorizes the early termination of the Monitoring Trustee’s service.

IX. FINANCING

Defendants shall not finance all or any part of any purchase made pursuant to Section IV or Section VI of this Final Judgment.

X. HOLD SEPARATE

Until the divestiture required by this Final Judgment has been accomplished, or the Transaction is abandoned by the Defendants in accordance with the terms of the Co-Operation Agreement between the Defendants dated November 11, 2015 and the United States has notified the Court, Defendants shall take all steps necessary to comply with the Hold Separate Stipulation and Order entered by this Court. Defendants shall take no action that would jeopardize the divestiture ordered by this Court.

XI. AFFIDAVITS

A. Within twenty (20) calendar days of the filing of this proposed Final Judgment, and every thirty (30) calendar days thereafter until the divestiture has been completed under Section IV or Section VI, each Defendant shall deliver to the United States an affidavit as to the fact and manner of its compliance with Section IV or Section VI of this Final Judgment. Each such affidavit on behalf of Defendant ABI shall also include the name, address, and telephone number of each person who, during the preceding thirty (30) calendar days, made an offer to acquire, expressed an interest in acquiring, entered into negotiations to acquire, or was contacted or made an inquiry about acquiring, any interest in the Divestiture Assets, and shall describe in detail each contact with any such person during that period. Defendant ABI’s affidavit shall also include a description of the efforts Defendant ABI has taken to solicit buyers for the Divestiture Assets, and to provide required information to prospective Acquirers, including the limitations, if any, on such information. Assuming the information set forth in the affidavit is true and complete, any objection by the United States to information provided by Defendants, including limitation on information, shall be made within fourteen (14) calendar days of receipt of such affidavit.

B. Within twenty (20) calendar days of the filing of this proposed Final Judgment, each Defendant shall deliver to the United States an affidavit that describes in reasonable detail all actions it has taken and all steps it has implemented on an ongoing basis to comply with Section X of this Final Judgment. Each Defendant shall deliver to the United States an affidavit describing any changes to the efforts and actions outlined in its earlier affidavits filed pursuant to this section within fifteen (15) calendar days after the change is implemented.

C. Defendants shall keep all records of all efforts made to preserve and divest the Divestiture Assets until one year after the date of the divestiture.

XII. NOTIFICATION OF FUTURE TRANSACTIONS

A. Unless such transaction is otherwise subject to the reporting and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. § 18a (the “HSR Act”), Defendant ABI, without providing at least thirty (30) calendar days advance notification to the United States, shall not directly or indirectly acquire or license a Covered Interest in or from a Covered Entity.

B. Any such notification shall be provided to the Antitrust Division in the same format as, and per the instructions relating to the Notification and Report Form set forth in the Appendix to Part 803 of Title 16 of the Code of Federal Regulations as amended. Notification shall be provided at least thirty (30) calendar days prior to acquiring any such interest. If within the 30-day period after notification, representatives of the Antitrust Division make a written request for additional information, Defendant ABI shall not consummate the proposed transaction or agreement until thirty (30) calendar days after submitting all such additional information. Early termination of the waiting periods in this paragraph may be requested and, where appropriate, granted in the same manner as is applicable under the requirements and provisions of the HSR Act and rules promulgated thereunder.

C. All references to the HSR Act in this Final Judgment refer to the HSR Act as it exists at the time of the transaction or agreement and incorporate any subsequent amendments to the HSR Act. This Section XII shall be broadly construed and any ambiguity or uncertainty regarding the filing of notice under this Section XII shall be resolved in favor of filing notice.

XIII. NONDISCLOSURE OF INFORMATION

A. Each Defendant shall implement and maintain procedures to prevent the disclosure of Confidential Information by or through Defendants to Defendants’ respective affiliates who are involved in the marketing, distribution, or sale of Beer or other beverages in the Territory, or to any other person who does not have a need to know the information.

B. Each Defendant shall, within ten (10) business days of the entry of the Hold Separate Stipulation and Order, submit to the United States a compliance plan setting forth in detail the procedures implemented to effect compliance with Section XIII.A of this Final Judgment. In the event that the United States rejects a Defendant’s compliance plan, that Defendant shall be given the opportunity to submit, within ten (10) business days of receiving the notice of rejection, a revised compliance plan. If the United States and a Defendant cannot agree on a compliance plan, the United States shall have the right to request that the Court rule on whether the Defendant’s proposed compliance plan is reasonable.

C. Each Defendant may submit to the United States evidence relating to the actual operation of its respective compliance plan in support of a request to modify such compliance plan set forth in this Section XIII. In determining whether it would be appropriate to consent to modify the compliance plan, the United States, in its sole discretion, shall consider the need to protect Confidential Information and the impact the compliance plan has had on Defendant ABI’s ability to efficiently provide services, supplies, and products under the Transition Services Agreements, the License Agreements, the Interim Supply Agreements, and any agreements entered into between Defendant ABI and the Acquirer subject to Section V.C.

D. Defendants shall prior to the Completion of the Transaction, and Defendant ABI shall following Closing:

I.

furnish a copy of this Final Judgment and related Competitive Impact Statement within sixty (60) days of entry of the Final Judgment to (a) each officer, director, and any other employee that will receive Confidential Information; (b) each officer, director, and any other employee that is involved in (i) any contact with the Acquirer or MillerCoors, (ii) making decisions under the Transition Services Agreements, the License Agreements, the Interim Supply Agreements, and any agreements entered into between Defendants and the Acquirer subject to Section V.C, or (iii) making decisions regarding Defendant ABI’s relationships with, agreements with, or policies regarding Distributors; and (c) any successor to a person designated in Section XIII.D.1(a) or (b);

2.	annually brief each person designated in Section XIII.D.1 on the meaning and requirements of this Final Judgment and the antitrust laws; and

3.

obtain from each person designated in Section XIII.D.l, within sixty (60) days of that person’s receipt of the Final Judgment, a certification that he or she (i) has read and, to the best of his or her ability, understands and agrees to abide by the terms of this Final Judgment; (ii) is not aware of any violation of the Final Judgment that has not been reported to the company; and (iii) understands that any person’s failure to comply with this Final Judgment may result in an enforcement action for civil or criminal contempt of court against that Defendant and/or any person who violates this Final Judgment.

XIV. COMPLIANCE INSPECTION

A. For the purposes of determining or securing compliance with this Final Judgment, or of determining whether the Final Judgment should be modified or vacated, and subject to any legally recognized privilege, from time to time authorized representatives of the Antitrust Division, including consultants and other persons retained by the United States, shall, upon written request of an authorized representative of the Assistant Attorney General in charge of the Antitrust Division, and on reasonable notice to Defendants, be permitted:

1.

access during Defendants’ office hours to inspect and copy, or at the option of the United States, to require Defendants to provide hard copy or electronic copies of, all books, ledgers, accounts, records, data, and documents in the possession, custody, or control of Defendants, relating to any matters contained in this Final Judgment; and

2.

to interview, either informally or on the record, Defendants’ officers, employees, or agents, who may have their individual counsel present, regarding such matters. The interviews shall be subject to the reasonable convenience of the interviewee and without restraint or interference by Defendants.

B. Upon the written request of an authorized representative of the Assistant Attorney General in charge of the Antitrust Division, Defendants shall submit written reports or respond to written interrogatories, under oath if requested, relating to any of the matters contained in this Final Judgment as may be requested. Written reports authorized under this paragraph may, at the sole discretion of the United States, require Defendants to conduct, at Defendants’ cost, an independent audit or analysis relating to any of the matters contained in this Final Judgment.

C. No information or documents obtained by the means provided in this section shall be divulged by the United States to any person other than an authorized representative of the executive branch of the United States, except in the course of legal proceedings to which the United States is a party (including grand jury proceedings), or for the purpose of securing compliance with this Final Judgment, or as otherwise required by law.

D. If at the time information or documents are furnished by Defendants to the United States, Defendants represent and identify in writing the material in any such information or documents to which a claim of protection may be asserted under the Protective Order, then the United States shall give Defendants ten (10) calendar days notice prior to divulging such material in any legal proceeding (other than a grand jury proceeding).

XV. NO REACQUISITION

Defendant ABI may not reacquire any part of the Divestiture Assets during the term of this Final Judgment.

XVI. BANKRUPTCY

The failure of any party to any agreement entered into to comply with this Final Judgment to perform any remaining obligations of such party under the agreement shall not excuse performance by the other party of its obligations thereunder. Accordingly, for purposes of Section 365(n) of the Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. §§ 101 et. seq. (the “Bankruptcy Code”) or any analogous provision under any law of any foreign or domestic, federal, state, provincial, local, municipal or other governmental jurisdiction relating to bankruptcy, insolvency or reorganization (“Foreign Bankruptcy Law”), (a) the agreement will not be deemed to be an executory contract, and (b) if for any reason a License Agreement is deemed to be an executory contract, the licenses granted under the License Agreement shall be deemed to be licenses to rights in “intellectual property” as defined in Section 101 of the Bankruptcy Code or any analogous provision of Foreign Bankruptcy Law and the Acquirer shall be protected in the continued enjoyment of its right under the License Agreement including, without limitation, the Acquirer so elects, the protection conferred upon licensees under 11 U.S.C. Section 365(n) of the Bankruptcy Code or any analogous provision of Foreign Bankruptcy Law.

XVII. RETENTION OF JURISDICTION

This Court retains jurisdiction to enable any party to this Final Judgment to apply to this Court at any time for further orders and directions as may be necessary or appropriate to carry out or construe this Final Judgment, to modify any of its provisions, to ensure and enforce compliance, and to punish violations of its provisions.

XVIII. ENFORCEMENT OF FINAL JUDGMENT

A. The United States retains and reserves all rights to enforce the provisions of this Final Judgment, including its right to seek an order of contempt from this Court. Defendants agree that in any civil contempt action, any motion to show cause; or any similar action brought by the United States regarding an alleged violation of this Final Judgment, the United States may establish a violation of the decree and the appropriateness of any remedy therefor by a preponderance of the evidence, and they waive any argument that a different standard of proof should apply.

B. In any enforcement proceeding in which the Court finds that the Defendants have violated this Final Judgment, the United States may apply to the Court for a one-time extension of this Final Judgment, together with such other relief as may be appropriate. Defendants agree to reimburse the United States for any attorneys’ fees, experts’ fees, and costs incurred in connection with any effort to enforce this Final Judgment.

XIX. EXPIRATION OF FINAL JUDGMENT

Unless this Court grants an extension, this Final Judgment shall expire ten (10) years from the date the United States filed its Complaint, except that after five (5) years from the date of its entry, this Final Judgment may be terminated upon notice by the United States to the Court and Defendants that the divestitures have been completed and that the continuation of the Final Judgment no longer is necessary or in the public interest.

XX. PUBLIC INTEREST DETERMINATION

Entry of this Final Judgment is in the public interest. The parties have complied with the requirements of the Antitrust Procedures and Penalties Act, 15 U.S.C. § 16, including making copies available to the public of this Final Judgment, the Competitive Impact Statement, and any comments thereon and the United States’ responses to comments. Based upon the record before the Court, which includes the Competitive Impact Statement and any comments and response to comments filed with the Court, entry of this Final Judgment is in the public interest.

Court approval subject to procedures of the antitrust Procedures and Penalties Act 15 U.S.C. § 16
Date: 10/22/18

/s/ Emmet G. Sullivan
Hon. Emmet G. Sullivan
U.S. District Judge

Attachment A Miller Brands

1. Hamm’s

A. Hamm’s

B. Hamm’s Golden Draft

C. Hamm’s Special Light

2. Icehouse

A. Icehouse 5.0

B. Icehouse 5.5

C. Icehouse Light

3. Magnum Malt Liquor

4. Mickey’s

A. Mickey’s

B. Mickey’s Ice

5. Miller

A. Miller Chill

B. Miller Dark

C. Miller Genuine Draft

D. Miller Genuine Draft Light

E. Miller Genuine Draft 64

F. Miller High Life

G. Miller High Life Light

H. Miller Lite

I. Miller Mac’s Light

J. Miller Pilsner

K. Miller Special

6. Milwaukee’s

A. Milwaukee’s Best

B. Milwaukee’s Best Dry

C. Milwaukee’s Best Ice

D. Milwaukee’s Best Light

7. Olde English

A. Olde English 800

B. Olde English 800 7.5

C. Olde English High Gravity 800

8. Red Dog

9. Sharp’s (Non-Alcohol)

10. Southpaw Light

11. Steel

A. Steel Reserve Triple Export 8.1%

B. Steel Reserve High Gravity

C. Steel Reserve High Gravity 6.0

D. Steel Six

12. Frederick Miller Classic Chocolate Lager

13. Henry Weinhard’s

A. Henry Weinhard’s Blonde Lager

B. Henry Weinhard’s Blue Boar

C. Henry Weinhard’s Classic Dark Lager

D. Henry Weinhard’s Hefeweizen

E. Henry Weinhard’s Private Reserve

F. Henry Weinhard’s Belgian Style Wheat

G. Henry Weinhard’s Root Beer

H. Henry Weinhard’s Black Cherry

I. Henry Weinhard’s Vanilla Cream

J. Henry Weinhard’s Orange Cream

14. Leinenkugel’s

A. Leinenkugel’s Apple Spice

B. Leinenkugel’s Berry Weiss

C. Leinenkugel’s BIG BUTT

D. Leinenkugel’s Creamy Dark

E. Leinenkugel’s Honey Weiss

F. Leinenkugel’s Light

G. Leinenkugel’s Oktoberfest

H. Leinenkugel’s Original Lager

I. Leinenkugel’s Red Lager

J. Leinenkugel’s Sunset Wheat

15. Sparks

A. Sparks

B. Sparks Light

C. Sparks Plus 6%

D. Sparks Plus 7%

Attachment B

Import Brands

1.	Pilsner Urquell
2.	Peroni
3.	Grolsch
4.	Tyskie
5.	Lech
6.	Cerveza Aguila
7.	Cristal
8.	Cusquena
9.	Sheaf Stout
10.	Castle Lager
11.	Victoria Bitter
12.	Crown Lager
13.	Pure Blonde
14.	Carlton Draught and Carlton Dry
15.	Matilda Bay Brewing Company products described in the Exploitation of Rights Agreement between MBBC Pty Ltd (ACN 009 077 703) and MillerCoors LLC dated as of March 31, 2013
16.	Cascade Brewery Company products described in the Exploitation of Rights Agreement between Cascade Brewery Company Pty Ltd (ACN 058 152 195) and MillerCoors LLC dated as of March 31, 2013
17.	Caguama
18.	Cantina
19.	Pilsener
20.	Regia
21.	Suprema
22.	Taurino
23.	Barena
24.	Port Royal
25.	Salva Vida
26.	Santiago
27.	Haywards 5000
28.	Arriba
29.	Caballo
30.	Cabana
31.	Del Mar
32.	San Lucas
33.	Tocayo
34.	Rialto
35.

to the extent not otherwise listed herein, La Constancia S.A. de C.V. products described in the Supplier-Importer Agreement, dated as of July 11, 2005 between La Constancia S. S.A. de C.V. and Winery Exchange, Inc.

Attachment C

Defendant ABI’s Calculation Beer Volume Sold Through ABI-Owned Distributors

For purposes of Section V.B., the percentage of Defendant ABI’s Beer sold by ABI-Owned Distributors in the Territory will be calculated according to the following formula:

X
Percentage = Y	x 100

Where X and Y are defined as:

X= volume of Defendant ABI’s Beer that was sold by ABI-Owned Distributors to retailers in the Territory, as indicated by the most comprehensive data then used by ABI (currently, ABI’s BudNet system), during the Relevant Period. The Relevant Period, for purposes of this Attachment C, shall be the 12 month period ending at the month-end immediately prior to the execution of the acquisition agreement governing the acquisition by ABI of the assets or equity interest, as applicable, of a Distributor. For the avoidance of doubt, X will include the volume of Defendants’ Beer that was sold during the Relevant Period to retailers in the territory by the Distributor whose assets or equity interests are the subject of the acquisition agreement.

Y= volume of Defendant ABI’s Beer that was sold to retailers in the Territory during the Relevant Period, as indicated by the most comprehensive data then used by ABI (currently, ABI’s BudNet system).

38